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[LILLIAN VERNON LOGO]


                                            June 11, 1998




Mr. Robert S. Mednick
543 Main Street
New Rochelle, New York  10801

     RE:  EMPLOYMENT AGREEMENT DATED MAY 30,
          1996 AS AMENDED BY LETTER DATED
          JULY 1, 1997 (THE "EMPLOYMENT
          AGREEMENT") AND CHANGE OF CONTROL
          AGREEMENT DATED JULY 1, 1997 (THE
          "CHANGE OF CONTROL AGREEMENT")
          ----------------------------------

Dear Bob:

          We are writing to confirm our understanding that we have extended the term of your Employment Agreement until December 31, 1998 (the "Expiration Date") at which time your employment with the Company will terminate without further action by either you or the Company.

          From and after the date hereof you shall continue to perform the functions of CFO, except for involvement in investor relations and mergers and acquisitions. You agree to focus your efforts on various internal projects during normal business hours as are assigned to you by written memo from the Company.

          The Company may terminate this Agreement at any time after the date hereof upon thirty (30) days prior written notice to you ("Notice Period"). During the Notice Period the Company agrees that you may commence a search for new employment and in connection therewith the Company shall allow you reasonable time off to search for new employment. If the Company so terminates this Agreement and you continue working through the expiration of the Notice Period (unless requested not to do so by the Company) or if you remain employed by the Company through the Expiration Date, then in either event you shall be entitled to the following benefits ("Termination Benefits"):

                  (i) six (6) months severance payable over the six month period commencing on the Expiration Date or the expiration of the Notice Period, as the case may be (the "Severance Period") in accordance with the Company's normal payroll practices;

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Mr. Robert Mednick
June 11, 1998
Page 2


                  (ii) Four (4) weeks vacation less any vacation taken by you after the date hereof in excess of eleven days of vacation currently accrued;

                  (iii) Fifteen thousand ($15,000) dollars as reimbursement for various expenses to be incurred by you in connection with your search for new employment;

                  (iv) Continued participation in those Company fringe benefits now provided to you (as the same may be amended or terminated by the Company for executives of your classification generally) at the contribution rates in effect for all employees of your classification level during the Severance Period;

                  (v) An acceleration of the vesting of the balance of the 25,000 non-qualified stock option grant issued to you pursuant to
          Section 3 of your Employment Agreement; and

                  (vi) All other stock option grants issued to you shall continue to vest in accordance with their respective terms until the Expiration Date or the expiration of the Notice Period, as the case may be.

          If you resign prior to the Expiration Date or if your employment with the Company is terminated for cause (as that term is defined in the Employment Agreement) prior to the Expiration Date or prior to the expiration of the Notice Period, then in either of such events you shall not be entitled to any of the Termination Benefits outlined in this Agreement or any other benefit from the Company.

          In consideration of the extension of the term of your employment agreement and the other terms and conditions set forth herein you hereby, for yourself and your heirs, executors, administrators and assigns (collectively the "Releasor") forever waive, release and discharge the Company and its affiliates, successors and assigns, past and present officers, directors, employees and agents, and any fiduciaries of any employee benefit plan or policy of the company (collectively, "Releasees"), from any and all claims, demands, causes of action, fees and liabilities and expenses (inclusive of attorneys' fees) of any kind whatsoever, whether known or unknown, which you ever had or now have against Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the date of this Agreement, including but not limited to, any claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act,

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Mr. Robert Mednick
June 11, 1998
Page 3


the Fair Labor Standard Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, and/or any other Federal, state or local law (statutory or decisional), regulation or ordinance and/or any claims under your Employment Agreement and/or claims with respect to severance pay, vacation pay, holiday pay, bonus payments, sick leave, life insurance, group medical insurance or workmen's compensation or disability claims. You also agree that the Change of Control Agreement between you and the Company is terminated effective as of the date hereof, except, that in the event a Change of Control, as that term is defined in the Change of Control Agreement, occurs, while you are employed by the Company, all stock option grants issued to you will vest and become exercisable in accordance with the provisions of Section 2(c) of the Change of Control Agreement.

          In consideration of the extension of the term of your employment agreement and the other terms and conditions set forth herein the Company hereby, for itself and its successors and assigns forever waive, release and discharge you from any and all claims, demands, causes of action, fees and liabilities and expenses (inclusive of attorneys' fees) of any kind whatsoever, whether known or unknown, which the Company ever had or now has against you by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the date of this Agreement.

          The foregoing mutual releases shall not be deemed to terminate the Indemnification Agreement between you and the Company dated June 27, 1996 and our respective obligations thereunder shall survive the execution and delivery of this Agreement.

          You acknowledge that you have been advised by the Company to consult an attorney and your financial advisor before signing this Agreement and that you have executed this Agreement with the waiver and release set forth above after having the opportunity to consult with an attorney and your financial advisor and to consider the terms of this Agreement for at least twenty-one
(21) days. You further acknowledge that you have read this Agreement in its entirety, that you understand all of its terms, and that you knowingly and voluntarily assent to all of the terms and conditions contained herein including, without limitation, the waiver and release of your right to claims arising under the Age Discrimination in Employment Act, as amended.

          This Agreement shall not become effective until the eighth day following your execution of this Agreement and you may at any time prior to the effective date revoke this Agreement by giving written notice of such revocation to the Company attention:

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Mr. Robert Mednick
June 11, 1998
Page 4


William L. Sharkey, Vice President, Human Resources, 543 Main
Street, New Rochelle, New York  10801.

          We agree not to disparage you and you agree not to disparage the Company, its officers and directors. If asked for a reference, the Company will reply substantially as set forth in Exhibit A or in such other manner as is reasonably acceptable to you.

          Except as herein amended, the Employment Agreement is ratified and confirmed.

          This Agreement shall be binding upon and inure to the benefit of the heirs, trustees, executors, administrators, successors and assigns of the respective parties. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute the same instrument. This Agreement shall be governed by and subject to the laws of the State of New York without giving effect to its conflict of laws rules.

          In the event any provision of this Agreement is determined to be invalid by a court of competent jurisdiction, such determination shall in no way affect the validity or enforceability of any other provisions herein.

          You understand that the Company's obligations to make payments hereunder are unfunded and that claims for payments by you or any beneficiary shall be those of a general, unsecured creditor. All payments and benefits contemplated hereunder shall be subject to withholding in accordance with applicable Federal, state, or local law, and if any such withholding payment would be due at any time that insufficient cash is being transferred to you from which it could be withheld, you agree promptly upon request to pay to the Company any amount due to be withheld by the Company.

          This Agreement contains a complete statement of all the arrangements between you and the Company with respect to your employment and the termination of your employment with the Company, and except as set forth herein, supersedes all existing agreements, whether written or oral, between you and the Company concerning your employment or such termination.

          The Company expressly denies any violation of its prior agreements with you, or any of its policies, procedures, Federal, state or local laws or regulations. Accordingly, while this Agreement resolves all issues between the Company and you relating to any alleged violation of its prior agreements with you, Company policies or procedures or any Federal, state or local law or regulation, this Agreement does not constitute an

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Mr. Robert Mednick
June 11, 1998
Page 5


adjudication or finding on the merits and it is not, and shall not be construed as, an admission by the Company of any violation of its policies, procedures, Federal, state or local laws or regulations. Moreover, neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of or an admission by the Company of any violation of its policies, procedures, Federal, state or local laws or regulations. This Agreement may be introduced, however, in any proceeding to enforce this Agreement. Such introduction shall be pursuant to an order protecting its confidentiality.

          The parties agree that the prevailing party in any litigation regarding the enforcement of the terms and conditions of this Agreement shall be entitled to be reimbursed for the costs incurred by such party in connection therewith including, without limitation, attorneys fees.

          Please acknowledge your agreement with the foregoing by countersigning the enclosed duplicate copy of this letter.

                                            Sincerely,

                                            LILLIAN VERNON CORPORATION

                                            By: /s/ Lillian Vernon
                                               --------------------------------
                                               Lillian Vernon, CEO
Accepted and Agreed:

/s/ Robert S. Mednick
--------------------------------
Robert S. Mednick

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                                   Exhibit A


To Whom it May Concern:

Robert Mednick joined the Lillian Vernon Corporation on June 28, 1996 as Chief Financial Officer. In this position he was responsible for the areas of Corporate Finance, Investor Relations, Budgeting and Forecasting, Inventory Control/Merchandise Rebuy, Paper Purchasing, and Operations' Finance for the National Distribution Center, which included Finance, Traffic, Purchasing, Payroll and Security. He also had administrative responsibility for Internal Audit.

Mr. Mednick has been an important factor in the financial management of the Company during his time here. He was instrumental in the improvement of various internal controls and procedures throughout the Company. He was a member of the Management Committee, and actively participated in the strategic management and direction of the Company. He was well liked by the members of the management team and his staff.

I appreciate Mr. Mednick's contributions to the Lillian Vernon Corporation and wish him success in the future.

Sincerely,